As filed with the Securities and Exchange Commission on February 18, 2003

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported):
February 18, 2003

Commission File Number	Exact name of registrant as specified in its charter, state of incorporation, address of principal executive offices, and telephone number	I.R.S. Employer Identification Number

1-3274	Florida Power Corporation d/b/a Progress Energy Florida, Inc. 100 Central Avenue St. Petersburg, Florida 33701 Telephone: (727) 820-5151 State of Incorporation: Florida	59-0247770

The address of the registrant has not changed since the last report.

ITEM 5. OTHER EVENTS

     We have included in this report and in the filings we make with the SEC, “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. We have used the words or phrases such as “anticipate,” “will likely result,” “will continue,” “intend,” “may,” “expect,” “believe,” “plan,” “will,” “estimate,” “should” and variations of such words and similar expressions in this prospectus and in the documents incorporated by reference to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, objectives, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in such forward-looking statements. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. Many, but not all of the factors that may impact actual results are discussed under the heading “Risk Factors.” You should carefully read the “Risk Factors” discussed herein. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business.

     Any forward-looking statement speaks only as of the date on which it is made; and, except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

RISK FACTORS

     Investing in our securities involves risks, including the risks described below, that could affect the energy industry, as well as us and our business. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our securities, you should carefully consider the following risks and the other information in this report, as well as the documents we file with the SEC. Each of the risks described below could result in a decrease in the value of our securities and your investment therein.

Risks Related to the Energy Industry

We are subject to fluid and complex government regulations that may have a negative impact on our business and our results of operations.

     We are subject to comprehensive regulation by several federal and state regulatory agencies, which significantly influence our operating environment and may affect our ability to recover costs from utility customers. We are required to have numerous permits, approvals and certificates from the agencies that regulate our business. We believe the necessary permits, approvals and certificates have been obtained for our existing operations and that our business is conducted in accordance with applicable laws; however, we are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our results of operations.

     The Federal Energy Regulatory Commission (“FERC”), the Nuclear Regulatory Commission (“NRC”), the Environmental Protection Agency (“EPA”) and the FPSC regulate many aspects of our utility operations, including siting and construction of facilities, customer service and the rates that we can charge customers. Although we are not a registered holding company under the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), we are subject to many of the regulatory provisions of PUHCA.

     We are a wholly-owned subsidiary of Progress Energy, Inc., a registered public utility holding company under PUHCA. Repeal of PUHCA has been proposed, but it is unclear whether or when such a repeal would occur. It is also unclear to what extent repeal of PUHCA would result in additional or new regulatory oversight or action at the federal or state levels, or what the impact of those developments might be on our business.

     We are unable to predict the impact on our business and operating results from future regulatory activities of these federal and state agencies. Changes in regulations or the imposition of additional regulations could have a negative impact on our business and results of operations.

We are subject to numerous environmental laws and regulations that may increase our cost of operations, impact or limit our business plans, or expose us to environmental liabilities.

     We are subject to numerous environmental regulations affecting many aspects of our present and future operations, including air emissions, water quality, wastewater discharges, solid waste, and hazardous waste. These laws and regulations can result in increased capital, operating and other costs, particularly with regard to enforcement efforts focused on power plant emissions obligations. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals. Both public officials and private individuals may seek to enforce applicable environmental laws and regulations. We cannot predict the financial or operational outcome of any related litigation that may arise.

     In addition, we may be a responsible party for environmental clean up at sites identified by a regulatory body. We cannot predict with certainty the amount and timing of all future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties.

     We cannot assure you that existing environmental regulations will not be revised or that new regulations seeking to protect the environment will not be adopted or become applicable to us. Revised or additional regulations, which result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our results of operations.

Recent events in the energy markets that are beyond our control have increased the level of public and regulatory scrutiny in our industry and in the capital markets and have resulted in increased regulation and new accounting standards. The reaction to these events may have negative impacts on our business, financial condition and access to capital.

     As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by the Enron Corporation and Worldcom, Inc., recently discovered accounting irregularities of several public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Recently discovered accounting irregularities have caused regulators and legislators to review current accounting practices, financial disclosures and companies’ relationships with their independent auditors. The capital markets and ratings agencies also have increased their level of scrutiny. We believe that we are complying with all applicable laws, and we have taken steps to avoid the occurrence of such events, but it is difficult or impossible to predict or control what effect these types of disruptions in the energy markets may have on our business, financial condition or our access to the capital markets.

     Additionally, it is unclear what laws or regulations may develop, and we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general on public companies, the energy industry or our operations specifically. Any such new accounting standards could impact the way we are required to record revenues, assets and liabilities. These changes in accounting standards could lead to negative impacts on reported earnings or increases in liabilities that could, in turn, affect our reported results of operations.

Deregulation or restructuring in the electric utility industry may result in increased competition and unrecovered costs that could adversely affect our financial condition, results of operations and cash flows.

     Increased competition resulting from deregulation or restructuring efforts could have a significant adverse financial impact on our results of operations and cash flows. Increased competition could also result in increased pressure to lower rates. Retail competition and the unbundling of regulated energy and gas service could have a significant adverse financial impact on us due to an impairment of assets, a loss of retail customers, lower profit margins or increased costs of capital. Because we have not previously operated in a competitive retail environment, we cannot predict the extent and timing of entry by additional competitors into the electric markets. Movement toward deregulation in Florida has slowed as a result of recent developments, including developments related to electric deregulation in California and other states. We cannot predict when we will be subject to changes in legislation or regulation, nor can we predict the impact of these changes on our financial condition, results of operations or cash flows.

     One of the major issues to be resolved from deregulation is who would pay for stranded costs. Stranded costs are those costs and investments made by utilities in order to meet their statutory obligation to provide electric service but which could not be recovered through the market price of electricity following industry restructuring. The amount of such stranded costs that we might experience would depend on the timing of, and the extent to which, direct competition is introduced, and the then-existing market price of energy. If we were no longer subject to cost-based regulation and it was not possible to recover stranded costs, our financial condition and results of operations could be adversely affected.

     Additionally, the electric utility industry has experienced a substantial increase in competition at the wholesale level, caused by changes in federal law and regulatory policy. As a result of the Public Utilities Regulatory Policies Act of 1978 and the Energy Policy Act of 1992, competition in the wholesale electricity market has greatly increased due to a greater participation by traditional electricity suppliers, non-utility generators, independent power producers, wholesale power marketers and brokers, as well as the trading of energy futures contracts on various commodities exchanges. This increased competition could affect our load forecasts, plans for power supply and wholesale energy sales and related revenues. The impact could vary depending on the extent to which additional generation is built to compete in the wholesale market, new opportunities are created for us to expand our wholesale load, or current wholesale customers elect to purchase from other suppliers after existing contracts expire. In 1996, the FERC issued new rules on transmission service to facilitate competition in the wholesale market on a nationwide basis. The rules give greater flexibility and more choices to wholesale power customers. As a result of the changing regulatory environment and the relatively low barriers to entry, we expect competition to steadily increase. As competition continues to increase, our financial condition, results of operations and cash flows could be adversely affected.

The uncertain outcome regarding the timing, creation and structure of regional transmission organizations, or RTOs, may materially impact our results of operations, cash flows or financial condition.

     On December 20, 1999, FERC issued Order No. 2000 on RTOs. This order required public utilities that own, operate or control interstate electricity transmission facilities to file either a proposal to participate in an RTO or an alternative filing describing efforts and plans to participate in an RTO. We, along with other investor-owned utilities, filed applications with the FERC and the FPSC for approval of an RTO, currently named GridFlorida.

     On November 7, 2001, FERC issued an order providing guidance on continued processing of RTO filings. In this order, FERC recognized that it would not be possible for all RTOs to be operational by December 15, 2001 as set forth in Order No. 2000; therefore, FERC stated that its future orders would address the establishment of a timeline for the RTO progress in each region of the country.

     On July 31, 2002, FERC issued its Notice of Proposed Rulemaking in Docket No. RM01-12-000, Remedying Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design (“SMD NOPR”). The proposed rules set forth in the SMD NOPR would require, among other things, that 1) all transmission owning utilities transfer control of their transmission facilities to an independent third party; 2) transmission service to bundled retail customers be provided under the FERC-regulated transmission tariff, rather than state-mandated terms and conditions; and 3) new terms and conditions for transmission service be adopted nationwide, including new provisions for pricing transmission in the event of transmission congestion. If adopted as proposed, the rules set forth in the SMD NOPR would materially alter the manner in which transmission and generation services are provided and paid for. Progress Energy, Inc. filed comments on the SMD NOPR on November 15, 2002 and January 10, 2003.

On January 15, 2003, FERC announced the issuance of a White Paper on SMD to be released in April 2003. Progress Energy, Inc. plans to file comments on the White Paper as appropriate. FERC has also indicated that it expects to issue the final rules during the summer of 2003.

     On October 15, 2002 the FPSC abated its proceedings regarding its review of the proposed GridFlorida. The GridFlorida proposal includes the formation of a not-for-profit ISO by the joint applicants — us and two other investor-owned utilities. Participation is expected from many of the other transmission owners in the state of Florida. The FPSC previously found the applicants were prudent in proactively forming GridFlorida but ordered the applicants to modify their proposal. The modifications include but are not limited to addressing 1) pricing structure that recognizes the FPSC’s jurisdiction over retail transmission rates, 2) pricing/rate structure of long term transmission contracts, 3) elimination of pancaking of short term transmission revenues, 4) cost recovery of incremental costs imposed on the applicants, 5) demarcation dates for new facilities and long term transmission contracts, and 6) market design. The FPSC action to abate the proceedings comes in response to the Florida Office of Public Counsel appeal before the state Supreme Court requesting review of the FPSC’s order approving the transfer of operational control of electric transmission assets to an RTO under the jurisdiction of the FERC. It is unknown what the outcome of this appeal will be at this time.

     We are continuing to make progress towards the development of the GridFlorida RTO. The actual structure of GridFlorida, as well as the date it may become operational, depends upon the resolution of all regulatory approvals and technical issues. Given the regulatory uncertainty of the ultimate timing, structure and operations of GridFlorida, we cannot predict whether its creation or the creation of an alternate combined transmission structure will have any material adverse effect on our future results of operations, cash flows or financial condition.

     Furthermore, the SMD NOPR presents several uncertainties, including what percentage of our investments in GridFlorida will be recovered, how the elimination of transmission charges, as proposed in the SMD NOPR, will impact us, and what amount of capital expenditures will be necessary to create a new wholesale market.

Since weather conditions directly influence the demand for electricity, as well as the price of energy commodities, our results of operations, financial condition and cash flows can be negatively affected by changes in weather conditions and severe weather.

     Our results of operation, financial condition and cash flows can be affected by changing weather conditions. Weather conditions in our service territories directly influence the demand for electricity and affect the price of energy commodities. Furthermore, severe weather, such as hurricanes, tornadoes and severe thunder storms, can be destructive, causing outages, downed power lines and property damage and requiring us to incur additional and unexpected expenses and causing us to lose generating revenues.

     In 2002, drought conditions and related water restrictions affected numerous electric utilities in the southeast United States. Drought conditions and any mandated water restrictions that could be implemented in response thereto, could impact a small percentage of our generating facilities. This may result in additional expenses, such as higher fuel costs and/or purchased power expenses. We continue to monitor weather patterns and will develop contingency plans, as necessary, to mitigate the impact of drought conditions. We do not have any reliability concerns with our generating facilities currently and do not expect these developments to have a material impact on our results of operations.

Our revenues, operating results and financial condition may fluctuate with the economy and its corresponding impact on our commercial and industrial customers, and may also fluctuate on a seasonal or quarterly basis.

     Our business is impacted by fluctuations in the macroeconomy. For the year ended December 31, 2002, commercial and industrial customers represented approximately 24.4% and 7.0% of our electric revenues, respectively. As a result, changes in the macroeconomy can have negative impacts on our revenues. As our commercial and industrial customers experience economic hardships, our revenues can be negatively impacted.

     Electric power demand is generally a seasonal business. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, power demand peaks during the winter. The pattern of this fluctuation may change depending on the nature and location of facilities we acquire and the terms of power sale contracts into which we enter. In addition, we have historically sold less power, and consequently earned less income, when weather conditions are milder. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis.

Risks Related to Us and Our Business

Under a settlement agreement we entered into in 2002, we are required to reduce our retail rates annually through 2005 and to operate under a revenue sharing plan which provides for possible rate refunds to our retail customers. This agreement could affect our profit margin if we do not control our costs.

     In March 2002, we entered into a Stipulation and Settlement Agreement related to retail rate matters. The agreement is generally effective from May 1, 2002 through December 31, 2005; provided, however, that if our base rate earnings fall below a 10% return on equity, we may petition the FPSC to amend our base rates. The agreement provided for a 9.25% rate reduction designed to result in a reduction of our retail revenues from the sale of electricity by an annual amount of $125 million. The agreement also provides that we will operate under a revenue sharing incentive plan through 2005, and thereafter until terminated by the FPSC, that establishes annual revenue caps and sharing thresholds.

     The agreement provides that retail base rate revenues between the sharing thresholds and the retail base rate revenue caps will be divided into two shares — a 1/3 share to be received by our shareholder, and a 2/3 share to be refunded to our retail customers. The agreement also provides that all retail base rate revenues above the retail base rate revenue caps established for each year will be refunded to retail customers on an annual basis. Any amounts above the retail base revenue caps will be refunded 100 percent to customers. As of December 31, 2002, $4.7 million has been accrued and will be refunded to customers by March 2003.

     Under the terms of the agreement, we agreed to continue the implementation of our four-year commitment to excellence reliability plan and expect to achieve a 20% improvement in our annual system average interruption duration index by no later than 2004. If this improvement level is not achieved for calendar years 2004 or 2005, we must provide a refund of $3 million for each year the level is not achieved to 10% of our total retail customers served by our worst performing distribution feeder lines.

     Although the reduced revenues are partially offset by lower depreciation allowed under the agreement, our cash costs are not frozen or reduced under the agreement. Additionally, our Commitment to Excellence program will require dedicated capital expenditures. Thus, our ability to maintain our profit margins depends upon stable demand for electricity and our efforts to manage our costs. The settlement agreement will also affect our ability to recover from our customers costs associated with investments that we make in new transmission and distribution facilities since we will not be able to increase rates to recover those costs.

There are inherent potential risks in the operation of nuclear facilities, including environmental, health, regulatory, terrorism, and financial risks that could result in fines or the shutdown of our nuclear unit, which may present potential exposures in excess of our insurance coverage.

     We own and operate one nuclear unit that represents approximately 834 megawatts, or 10%, of our generation capacity. Our nuclear facility is subject to environmental, health and financial risks such as the ability to dispose of spent nuclear fuel, the ability to maintain adequate capital reserves for decommissioning, potential liabilities arising out of the operation of this facility, and the costs of securing the facility against possible terrorist attacks. We maintain a decommissioning trust and external insurance coverage to minimize the financial exposure to these risks; however, it is possible that damages could exceed the amount of our insurance coverage.

     The NRC has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or to shut down our unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the NRC could require us to make substantial capital expenditures at our nuclear plant. In addition, although we have no reason to anticipate a serious nuclear incident at our plant, if an incident did occur, it could materially and adversely affect our results of operations or financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

     Our facility requires licenses that need to be renewed or extended in order to continue operating. We do not anticipate any problems renewing these licenses. However, as a result of potential terrorist threats and increased public scrutiny of utilities, the licensing process could result in increased licensing or compliance costs that are difficult or impossible to predict.

Our financial performance depends on the successful operation of our electric generating facilities.

     Operating electric generating facilities involves many risks, including:

•	operator error and breakdown or failure of equipment or processes;

•	operating limitations that may be imposed by environmental or other regulatory requirements;

•	labor disputes;

•	fuel supply interruptions; and

•	catastrophic events such as fires, earthquakes, explosions, floods, terrorist attacks or other similar occurrences.

     A decrease or elimination of revenues generated by our electric generating facilities or an increase in the cost of operating the facilities could have an adverse effect on our business and results of operations.

Our business is dependent on our ability to successfully access capital markets. Our inability to access capital may limit our ability to execute our business plan, or pursue improvements and make acquisitions that we may otherwise rely on for future growth.

     We rely on access to both short-term money markets and long-term capital markets as a significant source of liquidity for capital requirements not satisfied by the cash flow from our operations. Our net cash flow from operations funded approximately 78% of our capital requirements for the year ended December 31, 2002. If we are not able to access capital at competitive rates, our ability to implement our business operations will be adversely affected. We believe that we will maintain sufficient access to these financial markets based upon current credit ratings. However, certain market disruptions or a downgrade of our credit rating may increase our cost of borrowing or adversely affect our ability to access one or more financial markets. Such disruptions could include:

•	an economic downturn;

•	a ratings downgrade of Progress Energy, Inc.;

•	the bankruptcy of an unrelated energy company;

•	capital market conditions generally;

•	market prices for electricity;

•	terrorist attacks or threatened attacks on our facilities or those of unrelated energy companies; or

•	the overall health of the utility industry.

     Restrictions on our ability to access financial markets may affect our ability to execute our business plan as scheduled. An inability to access capital may limit our ability to pursue improvements or acquisitions that we may otherwise rely on for future growth.

Increases in our leverage could adversely affect our competitive position, business planning and flexibility, financial condition, ability to service our debt obligations and ability to access capital on favorable terms.

     Our cash requirements arise primarily from the capital-intensive nature of our business. In addition to operating cash flows, we rely heavily on our commercial paper and long-term debt. As of December 31, 2002, our commercial paper balance was approximately $257.1 million, our notes payable to affiliated companies balance was $237.4 million and our long-term debt balances were approximately $1.2 billion (net of current portion, which at December 31, 2002, was $216.9 million).

     We have two committed credit lines that support our commercial paper programs totaling $290.5 million, each of which mature in 2003. As of December 31, 2002, we had no outstanding borrowings under these lines. If we are unable to extend or renew these credit lines on favorable terms, or at all, we may experience a liquidity shortfall that could have a material adverse impact on us and our financial condition. We also have an uncommitted credit line for up to $100 million. As of December 31, 2002, we had no outstanding borrowings under this uncommitted line of credit. In addition, we have a shelf registration statement on file with the SEC that permits the issuance of various secured and unsecured debt securities up to an additional $700 million (prior to our recently announced offering)

     Our credit lines impose various limitations that could impact our liquidity. Our credit facilities include defined maximum total debt to total capital ratios. As of December 31, 2002, the maximum and actual ratios, pursuant to the terms of the credit facilities, were 65% and 48.6%, respectively. Indebtedness, as defined under the credit facility agreements, includes certain letters of credit and guarantees that are not recorded on our balance sheets.

     In the event our capital structure changes such that we approach the permitted ratios, our access to capital and additional liquidity could decrease. A limitation in our liquidity could have a material adverse impact on our business strategy and our ongoing financing needs. Furthermore, our credit lines include provisions that preclude us from borrowing additional funds in the event of a material adverse change in our financial condition.

     Our indebtedness also includes cross-default provisions which could significantly impact our financial condition. Our credit lines include cross-default provisions for defaults of indebtedness in excess of $10 million. Our cross-default provisions only apply to defaults on our indebtedness, but not defaults by our affiliates. In the event that a cross-default provision was triggered, our lenders could accelerate payment of any outstanding debt. Any such acceleration would cause a material adverse change in our financial condition.

     Changes in economic conditions could result in higher interest rates, which would increase our interest expense on our floating rate debt and reduce funds available to us for our current plans. Additionally, an increase in our leverage could adversely affect us by:

•	increasing the cost of future debt financing;

•	making it more difficult for us to satisfy our existing financial obligations;

•	limiting our ability to obtain additional financing, if we need it, for working capital, acquisitions, debt service requirements or other purposes;

•	increasing our vulnerability to adverse economic and industry conditions;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce funds available to us for operations, future business opportunities or other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete;

•	placing us at a competitive disadvantage compared to our competitors who have less debt; and

•	causing a downgrade in our credit ratings.

Any reduction in our credit ratings could increase our borrowing costs and limit our access to additional capital, which could materially and adversely affect our business, results of operations and financial condition.

     Our senior secured debt has been assigned a rating by Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc., of “BBB+” (negative outlook) , by Moody’s Investors Service, Inc. of “A1” (negative outlook), and by Fitch, Inc. of “A-” (stable outlook) and our senior unsecured debt rating has been assigned a rating by S&P of “BBB+” (negative outlook) by Moody’s of “A2” (stable outlook) and by Fitch of “BBB+” (stable outlook). On February 7, 2003, Moody’s changed the outlook on our senior secured debt from stable to negative, noting its belief that a base rate reduction in 2002, higher capital expenditures and increased leverage to finance such capital expenditures would put pressure on our performance going forward. On February 14, 2003, Fitch, Inc. announced that it downgraded our senior secured debt rating from “AA-” to “A-.” Fitch also downgraded our senior unsecured debt rating from “A+” to “BBB+” and our commercial paper rating from “F1” to “F2.” Fitch indicated that our ratings outlook was stable. As its basis for the downgrade, Fitch noted that while our financial condition and risk profile are relatively strong for the assigned rating, we are constrained by the ratings of Progress Energy, Inc. Fitch further noted that on a prospective basis, our leverage is expected to increase based on expected capital expenditures and dividend requirements. In addition, S&P’s rating philosophy links the ratings of a utility subsidiary to the credit rating of its parent corporation. Accordingly, if S&P were to downgrade Progress Energy, Inc.’s credit ratings, our credit rating would also likely be downgraded, regardless of whether or not we had experienced any change in our business operations or financial conditions.

     We will seek to maintain a solid investment grade rating through prudent capital management and financing structures. We cannot, however, assure you that our current ratings will remain in effect for any given period of time or that our ratings will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. Any downgrade could increase our borrowing costs and adversely affect our access to capital, which could negatively impact our financial results. Further, we may be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease. Although we would have access to liquidity under our committed and uncommitted credit lines, if our short-term rating were to fall below “A-2,” “P-1” or “F2,” the current ratings assigned by S&P, Moody’s and Fitch, respectively, it could significantly limit our access to the commercial paper market. We note that the ratings from credit agencies are not recommendations to buy, sell or hold our securities and that each rating should be evaluated independently of any other rating.

The use of derivative contracts in the normal course of our business could result in financial losses that negatively impact our results of operations.

     We use derivatives, including futures, forwards and swaps, to manage our commodity and financial market risks. In the future, we could recognize financial losses on these contracts as a result of volatility in the market values of the underlying commodities or if a counterparty fails to perform under a contract. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these financial instruments can involve management’s judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the value of the reported fair value of these contracts.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLORIDA POWER CORPORATION d/b/a PROGRESS ENERGY FLORIDA, INC

/s/ Peter M. Scott III Peter M. Scott III Executive Vice President and Chief Financial Officer

     Date: February 18, 2003